Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated May 2, 2010 to the Board of Directors of UAL Corporation (the “Company”) included as Annex B to Amendment No. 1 to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and Continental Airlines, Inc., and (ii) the references made to our firm and to such opinion in the above-mentioned Joint Proxy Statement/Prospectus under the captions “SUMMARY—The Merger—Opinions of UAL’s Financial Advisors”, “RISK FACTORS—Risk Factors Relating to the Merger—The fairness opinions obtained by the boards of directors of UAL and Continental from their financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger”, “THE MERGER—UAL’s Reasons for the Merger; Recommendation of the UAL Board of Directors” and “THE MERGER—Opinions of UAL’s Financial Advisors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

/s/ Christopher Ventresca
Name: Christopher Ventresca
Title: Managing Director

August 2, 2010